Exhibit 3.1

CERTIFICATE OF MERGER

OF

KNIGHT MERGER SUB II, INC.
(a Delaware corporation)

WITH AND INTO

THE BRAND HOUSE COLLECTIVE, INC.
(a Tennessee corporation)

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In accordance with the provisions of §252 of the
General Corporation Law of the
State of Delaware
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The undersigned corporation, The Brand House Collective, Inc., a Tennessee corporation (the “Corporation”), does hereby certify the following information relating to the merger (the “Merger”) of Knight Merger Sub II, Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation:

FIRST:

The name and state of incorporation of each constituent corporation of the Merger are as follows:

NAME	STATE OF INCORPORATION
Knight Merger Sub II, Inc.	Delaware
The Brand House Collective, Inc.	Tennessee

SECOND:

The Agreement and Plan of Merger (the “Merger Agreement”) setting forth the terms and conditions of the Merger has been approved, adopted, certified, executed and acknowledged by each of the Corporation and Merger Sub, in accordance with the requirements of §252 of the General Corporation Law of the State of Delaware.

THIRD:

The Corporation shall be the surviving corporation of the Merger and the name of the surviving corporation of the Merger is The Brand House Collective, Inc., a Tennessee corporation (the “Surviving Corporation”).

FOURTH:

The Articles of Incorporation of the Corporation as in effect at the effective time of the Merger shall be the Articles of Incorporation of the Surviving Corporation.

FIFTH:

An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, 5310 Maryland Way, Brentwood, TN 37027, and a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of any constituent corporation.

SIXTH:

The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Surviving Corporation arising from this Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of §252 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at 5310 Maryland Way, Brentwood, TN 37027.

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IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer this 2nd day of April, 2026.

THE BRAND HOUSE COLLECTIVE, INC.,
a Tennessee corporation

By:	/s/ Amy Sullivan
Name:	Amy Sullivan
Title:	President and Chief Executive Officer